SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

  [ ]  Preliminary Proxy Statement
  [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  [X]  Definitive Proxy Statement
  [ ]  Definitive Additional Materials
  [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               R.P. SCHERER CORPORATION
                   (Name of Registrant as specified in its charter)

                                         N/A
       (Name of person(s) filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

 [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) of
 Schedule 14A.
 [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1)  Title of each class of securities to which transaction applies:
    2)  Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
                   Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    4)  Proposed maximum aggregate value of transaction:
    5)  Total fee paid:

 [ ]  Fee paid previously with preliminary materials.
 [ ]  Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
              1)  Amount previously paid:
              2)  Form, Schedule, or Registration Statement No.:
              3)  Filing party:
              4)  Date filed:

                               R.P. SCHERER CORPORATION
                              2075 WEST BIG BEAVER ROAD
                                    P.O. BOX 7060
                                 TROY, MI 48007-7060



                                                                   July 26, 1996






Dear Shareholder:

Your Board of Directors joins me in extending to you a cordial invitation to attend the 1996 Annual Meeting of Stockholders which will be held on September 11, 1996 at The Regency Hotel, 540 Park Avenue at 61st Street, New York, New York. Please note that this year's meeting will start promptly at 11:00 a.m. local time.

We sincerely hope you will be able to attend and participate in the meeting. We will report on the Company's continued progress and respond to questions you may have about the Company's business. In addition, we will vote on the matters included in the enclosed proxy statement.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting and, therefore, we urge you to complete, sign, date and return the enclosed proxy card in the envelope provided for this purpose.


                        Sincerely yours,

                        /s/ Aleksandar Erdeljan

                        Aleksandar Erdeljan
                        Chairman, President and
                          Chief Executive Officer

- --------------------------------------------------------------------------------

                    TO ASSURE YOUR REPRESENTATION AT THE MEETING,
                     PLEASE DATE AND SIGN THE ENCLOSED PROXY AND
                     RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

- --------------------------------------------------------------------------------



                               R.P. SCHERER CORPORATION

                              2075 WEST BIG BEAVER ROAD
                                    P.O. BOX 7060
                              TROY, MICHIGAN 48007-7060
                                    (810) 649-0900

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  September 11, 1996

The Annual Meeting of Stockholders of R.P. Scherer Corporation will be held on September 11, 1996 at The Regency Hotel, 540 Park Avenue at 61st Street, New York, New York, beginning at 11:00 a.m. local time for the following purposes:

         1. To elect directors of the Company to serve until the next Annual Meeting and until their respective successors shall be elected and shall qualify;

         2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending
              March 31, 1997; and


         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on July 15, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you plan to be present at the meeting in person, please fill in, date and sign the enclosed proxy and return it promptly in the self-addressed envelope. It does not require postage if mailed in the United States.

                         By Order of the Board of Directors,

                                                          Nicole S. Williams
                                                          CORPORATE SECRETARY
July 26, 1996

                               R.P. SCHERER CORPORATION
                              2075 WEST BIG BEAVER ROAD
                                    P. O. BOX 7060
                              TROY, MICHIGAN 48007-7060

                                    (810) 649-0900


                                   PROXY STATEMENT



The accompanying proxy is solicited on behalf of the Board of Directors of R.P. Scherer Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on September 11, 1996 at The Regency Hotel, 540 Park Avenue at 61st Street, New York, New York, beginning at 11:00 a.m. local time. It is expected that this Proxy Statement and the accompanying proxy will be mailed commencing July 29, 1996 to each stockholder entitled to vote.

Proxies delivered pursuant to this solicitation are revocable at the option of the persons executing the same, prior to their exercise, by attendance and voting at the Annual Meeting or by written notice delivered to the Corporate Secretary of the Company prior to the meeting. Unless previously revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein. If no such directions are given, the shares represented by such proxies will be voted in favor of the election of directors, the ratification of the appointment of auditors, and in accordance with the discretion of the named attorneys-in-fact and agents on any other matters that may properly come before the meeting.

On July 15, 1996, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 23,464,503 shares of common stock (the "Common Stock"), and there were no outstanding shares of any other class of stock. Each holder of the Common Stock is entitled to one vote for each share of such stock held. A majority of the outstanding shares, whether present in person or by proxy, is required to constitute a quorum to transact business at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information as of June 30, 1996, regarding the beneficial ownership of Common Stock of the Company by principal holders, by each director of the Company beneficially owning Common Stock and by all officers and directors of the Company as a group.

                                       NUMBER OF COMMON
NAME AND ADDRESS                            SHARES                   PERCENT
- ----------------                            ------                   -------


Thomas W. Smith/Thomas N. Tryforos (1)
     323 Railroad Avenue
     Greenwich, CT 06830                  1,183,680                    5.0%

UBS Asset Management (2)
     1211 Avenue of the Americas
     New York, NY, 10036                  1,222,000                    5.2%

John P. Cashman                             689,813                    2.9%
Aleksandar Erdeljan                         760,813                    3.2%
Nicole S. Williams                           53,372                    0.2%
Thomas J. Stuart                             27,779                    0.1%
Louis Lasagna                                 8,000                    -
Robert H. Rock                               12,000                    0.1%
     R.P. Scherer Corporation(3)
     2075 West Big Beaver Road
     Troy, Michigan 48084

All officers and directors as a group(3)  1,384,451                    6.2%

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) As reported in Schedule 13D filed with the Securities and Exchange Commission (the "SEC") jointly by Mr. Smith and Mr. Tryforos on February 22, 1996. Mr. Smith through direct ownership exercised as of that date sole voting and dispositive power with respect to 250,880 shares, and, in conjunction with Mr. Tryforos, shared voting and dispositive power with respect to 930,400 shares, which were beneficially owned by both Mr. Smith and Mr. Tryforos in their capacity as general partners of three limited partnerships and trustees of a profit-sharing plan. Mr. Tryforos also through direct ownership exercised as of that date sole voting and dispositive power with respect to 2,400 shares.

(2) As reported in Schedule 13G filed on January 26, 1996, with the SEC by UBS Asset Management (New York) Inc. ("UBS"), UBS exercised as that date voting and dispositive power with respect to 336,800 shares, and dispositive power only with respect to 885,200 shares.

(3) Each of the named individuals has (or will have upon the exercise of options exercisable within sixty days) voting and investment power with respect to all shares shown as beneficially owned by such person. The shareholdings listed include shares subject to options granted pursuant to the Company's stock plans exercisable within sixty days held as of June 30, 1996, as follows: Mr. Cashman - 643,671 shares; Mr. Erdeljan - 643,671 shares; Ms. Williams - 53,372 shares; Mr. Stuart - 27,679 shares; Mr. Lasagna - 8,000 shares; and Mr. Rock - 12,000 shares.

DIRECTORS

Set forth below are the name, age and employment history, including all positions held concurrently or successively in the past five years, of each of the Company's directors.


                                  PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT
                                  ------------------------------------------
NAME                    AGE          AND FIVE-YEAR EMPLOYMENT HISTORY (1)
- ----                    ---          ------------------------------------

Aleksandar Erdeljan     46   Chairman and Chief Executive of the Company
                             since March 1996. President of the Company since August 1991 and Director of the Company since June 1990. President and Director of
                             R.P. Scherer International Corporation from
                             1989 to February 1995. President of Pharmaphil
                             Group, Inc. from January 1987 to June 1989.
                             Director of Corporate Development of the Company from June 1985 to January 1987.

Lori G. Koffman         37   Director of the Company since September 1989, and
                             of R.P. Scherer International from September 1989 through February 1995. Assistant Secretary of the
                             Company from December 1989 to May 1996.  Managing
                             Director, CIBC Wood Gundy Capital since April
                             1995.  Senior Vice President, Lehman from 1990 to
                             December 1994.

Frederick Frank         64   Director of the Company since June 1990, and of
                             R.P. Scherer International Corporation from August
                             1988 through February 1995.  Vice Chairman of
                             Lehman Brothers.  Also a director of Applied
                             Bioscience International, Inc. and Physicians
                             Computer Network.

James A. Stern          45   Director of the Company since June 1990, and of
                             R.P. Scherer International Corporation from June
                             1990 through February 1995.  Chairman of The
                             Cypress Group LLC, a private merchant bank, since
                             April 1994. Managing Director of Lehman and head of its Merchant Banking Group from 1989 to 1994.
                             Also a director of Noel Group, Inc., K & F
                             Industries Inc., Lear Corporation, Infinity
                             Broadcasting Corporation, and Cinemark USA, Inc.

Louis Lasagna, M.D      73   Director of the Company since September 1991, and
                             of R.P. Scherer International Corporation from
                             June 1992 through February 1995.  Dean for
                             Scientific Affairs, Tufts University School of
                             Medicine, since 1995.  Dean, Sackler School of
                             Graduate Biomedical Sciences, Tufts University;
                             Professor of Psychiatry and Professor of Pharmacology, Tufts University, in each case since
                             1984. Independent consultant since 1965. Director of Tufts University Center for the Study of Drug
                             Development since 1975. Chairman of the Board of Astra USA. Member of the Board of Trustees of
                             International Life Sciences Institute/Nutrition
                             Foundation since 1980 and Chairman since 1991.
                             Director of the Foundation for Nutritional
                             Advancement since 1980.

Robert H. Rock          46   Director of the Company since September 1991, and
                             of R.P. Scherer International Corporation from
                             June 1992 through February 1995.  Chairman of
                             Metroweek Corporation since December 1988.
                             President of MLR Holdings LLC since October 1987.
                             Chairman and Chief Executive Officer of the Hay
                             Group from October 1986 to October 1987. Also a director of Hunt Manufacturing Company,
                             Alberto-Culver Company, Quaker Chemical
                             Corporation, and the Wistar Institute.

John E. Avery           67   Director of the Company since January 1995.
                             Chairman of the Americas Society and Council of the Americas since 1993, and Director since 1991.
                             Assistant to the Chairman of Johnson & Johnson from 1992 to 1993. Company Group Chairman,
                             Johnson & Johnson, from 1979 to 1992. Also a director of the Argentine-American Chamber of Commerce. Member of the Dean's Council at the Yale University School of Medicine, the Advisory
                             Board of the Yale School of Organization and Management, the Board of Governors of the Foreign
                             Policy Association, and the Council on Foreign
                             Relations.
BOARD MEETINGS AND COMMITTEES

The Board of Directors met six times during the Company's fiscal year ended March 31, 1996. No member of the Board attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period. The Board of Directors has three standing committees: an Audit Committee, an Executive Committee and a Compensation Committee.

The Audit Committee consists of Directors John E. Avery (Chairman), Louis Lasagna, James A. Stern and Robert H. Rock. The principal functions of the Audit Committee are to (i) review the scope and services of the Company's independent auditors, (ii) review the Company's internal control policies and procedures, (iii) make recommendations to the full Board concerning the selection of auditors and the scope of their audit services, (iv) annually review the Company's audited financial statements and the qualifications and fees of the independent auditors of the Company, and (v) perform such other functions from time to time as requested by the full Board. The Audit Committee met three times during the 1996 fiscal year.

The Executive Committee consists of Directors John P. Cashman, Aleksandar Erdeljan, and James A. Stern (Chairman). The Committee exercises all of the powers of the Board of Directors, except as limited by Delaware Law or by the Company's By-Laws, in the management of the business and the affairs of the Company during intervals between meetings of the Board of Directors. The Executive Committee met one time during the 1996 fiscal year.

The Compensation Committee consists of Directors Frederick Frank, Robert H. Rock (Chairman) and James A. Stern. The Compensation Committee, subject to final approval of the full Board, reviews and approves salaries and other benefits of officers and employees and administers the Incentive Compensation Plan, the 1992 Stock Option Plan and the Company's other compensation plans for officers and key employees. The Compensation Committee met five times during the 1996 fiscal year.

COMPENSATION OF OUTSIDE DIRECTORS

Directors who are not officers or employees of the Company or any of its subsidiaries ("Outside Directors") are currently paid an annual retainer of $18,000 and $1,000 for each Board meeting attended, and an additional annual retainer of $3,000 for serving as chairman of any committee of the Board of Directors. In addition, pursuant to separate option agreements, each Outside Director is initially granted options to purchase 12,000 shares of Common Stock at a price which reflects the market value at the time of grant; such options become exercisable three years from the date of grant, and expire seven years after the date of vesting.

EXECUTIVE COMPENSATION, RETIREMENT PLANS AND OTHER TRANSACTIONS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's Compensation Committee (the "Committee") is comprised of three non-employee directors: Robert H. Rock, James A. Stern and Frederick Frank. The Committee makes recommendations to the Board of Directors concerning the remuneration plans for senior management. In addition, the Committee exercises administrative powers with respect to the Company's remuneration plans, including incentive compensation, stock option and retirement benefit plans. During fiscal 1996, the Board of Directors has neither rejected nor modified any recommendation made by the Committee.

COMPENSATION PHILOSOPHY

Compensation for executive officers of the Company is designed to:

    1. Reinforce the attainment of annual performance goals while also encouraging a long-term perspective toward sustained profitable growth by providing for a substantial portion of executive officers' total compensation to be based upon the increase in economic value of the Company.

    2. Align the interests of executive officers with those of the shareholders through programs that provide a portion of annual compensation in options to purchase Common Stock of the Company, thus allowing for the accumulation of an equity interest in the Company and linking compensation with increased stock value.

    3. Enable the Company to attract and retain capable management by providing a competitive total compensation opportunity.

COMPENSATION VEHICLES

The primary components of executive compensation are an annual salary, an incentive compensation plan for certain executives, and a stock option plan.

ANNUAL SALARY

Executive officers are provided with an annual salary which is intended to fall within the median to 75th percentile of base compensation for equivalent positions with industrial employers with revenues in a range comparable to those of the Company. Annual salaries for all executives are monitored and compensation guidelines are adjusted annually as of June 1st on the basis of comparison to compensation surveys, changes in responsibilities and other information. If compensation levels are deemed appropriate, then an increase reflecting the current annual inflation rate is made. The increase to adjust for inflation was 3.8%, effective as of June 1, 1996.

INCENTIVE COMPENSATION PLAN

The R.P. Scherer Corporation Management Incentive Compensation Plan ("Incentive Compensation Plan"), which was ratified by the shareholders in fiscal 1993, has as its purpose to provide certain management employees other than the Chairman and President an annual incentive specifically related to increases in economic value of the Company.

Under the Incentive Compensation Plan, incentive compensation is directly linked to return generated through the employment of capital. This return, which is defined as "Economic Value Added" ("EVA"), is measured individually for each of the Company's major business divisions, as well as for the Company on a consolidated basis. EVA equals the operating profit generated less taxes and the cost of capital (based upon net operating assets) employed to generate such profit. The EVA Incentive Compensation Plan is designed to provide an incentive award generally equivalent to 40% of salary for the participants, based on objectives for increased EVA as approved by the Board of Directors. In addition to the EVA-based award, the Committee may, at the recommendation of the Chairman and President, grant to each participant an award, which is a function of their performance against qualitative objectives.

The EVA objectives set for Fiscal 1996 were not achieved due to weaker than expected financial results. Financial results in Fiscal 1996 were impacted primarily by the poor sales performance in the Company's non-pharmaceutical markets, particularly in Europe, as well as by higher infrastructure costs related to increased staffing and upgrading of the Company's dedicated pharmaceutical manufacturing facilities in Europe. Accordingly, incentive compensation awards for most participants were significantly below those earned in Fiscal 1995. For those executive officers listed in the accompanying compensation tables, no EVA awards were earned for Fiscal 1996, and the bonus amounts indicated represent awards based on qualitative performance criteria determined by the Committee. A portion of the Fiscal 1996 awards must be used to purchase stock options, as described below, and the remainder was paid as cash bonuses.

1992 STOCK OPTION PLAN

The Stock Option Plan of R.P. Scherer Corporation and Subsidiaries ("1992 Stock Option Plan"), which was ratified by the shareholders in fiscal 1993, is designed to provide executives stock options as an additional incentive to maximize shareholder value through improved Company financial performance.
Under the 1992 Stock Option Plan, 25% of the EVA award (or such other amount designated by the Committee) earned by participants through the Incentive Compensation Plan is applied each year to purchase options for shares of Common Stock at a cost per share option as determined under the provisions of the 1992 Stock Option Plan. Options purchased in any given year are not a function of prior holdings. The exercise price of such purchased option is the beginning of year average stock price net of the purchase cost, increased by a 10% annual rate compounded over five years. Hence, the market value of the Company's Common Stock must increase at a correspondingly higher rate before such options become in-the-money.

For each purchased share option, the participants in the 1992 Stock Option Plan receive a granted option to purchase an additional share of Common Stock which is exercisable at an average stock price for the beginning of the year. Options may be exercised in whole or in part, but may only be exercised for an equal number of shares issuable upon the exercise of purchased options and granted options. The granted options provide an added incentive for participants to achieve results which enhance shareholder value.

CEO COMPENSATION

The compensation structure for Messrs. Cashman and Erdeljan (co-chief executive officers in Fiscal 1996) was established prior to the initial public offering of Common Stock in October 1991. Changes in Messrs. Cashman's and Erdeljan's total compensation levels have been primarily dependent upon the economic value of the Company; an increase or a decrease in the economic value of the Company has been reflected in an increase or decrease in Messrs. Cashman's and Erdeljan's total compensation. In effect, the cash compensation paid during Fiscal 1996 reflects the performance of the Company during the prior year. Consequently, the increase of 13% in Fiscal 1996 cash compensation over that paid during Fiscal 1995 compares with the 36% increase in consolidated economic value in the Company during Fiscal 1995.

As in prior years, a portion of the at-risk compensation for the coming fiscal year is to be used to purchase stock options as established by the Committee. The number of options purchased by Mr. Erdeljan for Fiscal 1996, as reflected on the table OPTION GRANTS FOR FISCAL YEAR 1996 is only 51% of the number of options purchased last year. See Summary Compensation Table for Fiscal Year 1996.

CEO COMPENSATION FOR FUTURE FISCAL YEARS

In light of Mr. Cashman's decision to step down from his position of Chairman and co-CEO and the decision by the Board to appoint Mr. Erdeljan to the positions of Chairman, President and CEO, it was decided by the Compensation Committee that a new compensation structure should be put in place for Mr. Erdeljan. This new compensation structure will reflect the additional responsibilities and a more traditional structure than had existed previously. An analysis was conducted of executive base salaries paid in companies of similar size as Scherer, as well as an analysis of the Peer Group (as defined below) to determine an appropriate base salary level that would place Mr. Erdeljan in the median to 75th percentile of base salaries for similar positions of such companies. This resulted in the establishment of a base salary for Fiscal 1997 of $550,000. Mr. Erdeljan will also be a participant in the EVA Incentive Compensation Plan, which will determine his cash bonus and stock options for Fiscal 1997.

PERFORMANCE GRAPH

The graph set forth below compares the cumulative total shareholder return on the Company's Common Stock for the period commencing October 11, 1991 (the date of the initial public offering of the Common Stock) with the Standard and Poor's 500 Index and peer group companies.

The following self-selected group of peer companies represents companies against whom the Company competes and against whose performance the Company is often compared by financial analysts: Alza Corporation, IVAX Corporation, Forest Laboratories, Inc., Elan Corporation, plc, and The West Company (the "Peer Group"). The Peer Group data has been weighted according to the respective company's stock market capitalization.

Since the initial public offering in October 1991, the market value of the Company's Common Stock has more than doubled through the end of fiscal 1996, outperforming both the S&P 500 Index and the Company's Peer Group.

- --------------------------------------------------------------------------------
                    COMPARISON OF 54 MONTH CUMULATIVE TOTAL RETURN
          Among R.P. Scherer Corporation, The S&P 500 Index and a Peer Group
- --------------------------------------------------------------------------------
                                       [Graph]

NOTE: REPRESENTS $100 INVESTED ON OCTOBER 11, 1991 IN THE COMPANY'S AND ITS PEER GROUP'S COMMON STOCK AND ON SEPTEMBER 30, 1991 IN THE STANDARD & POOR'S INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS.



                                              THE COMPENSATION COMMITTEE
                                                    Frederick Frank
                                                    Robert H. Rock
                                                    James A. Stern

                                       Sheet 1

RP SCHERER CORPORATION  CCS
PERFORMANCE GRAPH  7/22/96
FOR 1996 PROXY



                                           DEC-91                        JUN-92                        DEC-92
                            10/91                         3/92                          9/92                          3/93

R.P. Scherer Corporation   $   100        $   168        $   153        $   130        $   166        $   211        $   149
Peer Group                 $   100        $   144        $   125        $   119        $   116        $   133        $   108
S&P 500                    $   100        $   110        $   107        $   109        $   113        $   118        $   124



                             JUN-93                        DEC-93                        JUN-94                        DEC-94
                                             9/93                          3/94                         9/94
R.P. Scherer Corporation   $   155        $   182        $   207        $   201        $   181        $   228        $   249
Peer Group                 $   103        $    98        $   120        $   102        $    93        $    99        $    93
S&P 500                    $   124        $   127        $   130        $   125        $   126        $   132        $   132


                                            JUN-95                        DEC-96
                              3/95                          9/95                          3/96
R.P. Scherer Corporation   $   275        $   232        $   238        $   269        $   240
Peer Group                 $   105        $   109        $   117        $   118        $   128
S&P 500                    $   145        $   159        $   171        $   182        $   191



    SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1996
     -----------------------------------------------

    The following table sets forth information concerning all cash compensation paid by the Company for services rendered in all capacities during the three most recent fiscal years ended March 31, to each of its five most highly compensated corporate executive officers.

                                                ANNUAL COMPENSATION           LONG TERM COMPENSATION
                                        --------------------------------  --------------------------------------
                                                                                      AWARDS (#)        PAYOUTS
                                                                          ------------------------    ----------
                                                                                        SECURITIES
NAME AND                       FISCAL                                      RESTRICTED   UNDERLYING             ALL OTHER
PRINCIPAL POSITION             YEAR     SALARY        BONUS       OTHER      STOCK        OPTIONS     LTIP    COMPENSATION
- ----------------------------   -----   ---------     --------    -------    --------     ---------   -------  ------------
                                                      (1)         (2)        (2)                      (2)       (2, 3)
John P. Cashman (5)           1996    $706,270           -                                   -                 $10,470
Retired Chairman and          1995     625,697           -                              77,702                   9,951
 Co-Chief Executive Officer   1994     582,584           -                              82,458                   9,736

Aleksandar Erdeljan           1996     706,270           -                              39,868                       -
Chairman, President and       1995     625,697           -                              77,702                       -
 Chief Executive Officer      1994     582,584           -                              82,458                       -

Nicole S. Williams            1996     220,389    $ 48,783                              16,200                       -
Executive Vice President,     1995     212,487     135,437                              36,562                       -
 Finance, Chief Financial     1994     205,667     109,397                              21,390                       -
 Officer, and Secretary

Thomas J. Stuart              1996     132,053      31,141                              10,342                       -
Senior Vice President         1995     125,625      81,152                              21,908                       -
                              1994     113,125      60,174                              11,766                       -

Dennis R. McGregor (4)        1996     105,436      23,338                               7,750                       -
Treasurer and Director of     1995     101,833      64,795                              17,492                       -
 Tax Operations               1994      64,423      35,267                               6,896                     N/A


    ------------------------------------------------------------------------
    ------------------------------------------------------------------------




    (1) Messrs. Cashman and Erdeljan are not participants in the Company's bonus program.

    (2) The Company does not have restricted stock award plans, long term incentive plans ("LTIPs") or stock appreciation rights ("SARs").
         Other annual compensation is below the level where disclosure would be required.

    (3) Represents contributions on behalf of Mr. Cashman to a defined contribution retirement plan. See EXECUTIVE COMPENSATION PURSUANT TO PLANS - EMPLOYMENT AGREEMENTS. Such contributions are in lieu of Mr. Cashman's participation in the Company's defined benefit pension plan.

    (4)  Mr. McGregor began employment with the Company in August, 1993.

    (5)  Mr. Cashman stepped down as Chairman effective March 31, 1996.

 OPTION GRANTS FOR FISCAL YEAR 1996

The following table provides information on option grants for the Company's common stock in fiscal year 1996 to the named executive officers.




                                                                                        POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATE
                                                                                       OF STOCK PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                               FOR OPTION TERM
                              ------------------------------------------------     --------------------------------
                           SECURITIES        % OF         EXERCISE
                           UNDERLYING        TOTAL        OR BASE
                            OPTIONS         0PTION         PRICE        EXPIRATION
        NAME               GRANTED (#)     GRANTS FOR     ($/SHARE)        DATE          5% ($)       10% ($)
                                            THE YEAR
- -----------------------  -------------     -----------    ---------     ------------   ---------     ----------
                                                             (1)                         (2)            (2)
John P. Cashman (1):
   Purchased Portion               -              -              -            N/A              -              -
   Granted Portion                 -              -              -            N/A              -              -

Aleksandar Erdeljan:
   Purchased Portion          19,934          8.96%         $72.44       June 16,       $              $211,699
                                                                         2003           (247,979)
   Granted Portion            19,934          8.96%          47.17       June 16,        255,753        715,431
                                                                         2003
Nicole S. Williams:
   Purchased Portion           8,100          3.64%          72.44       June 16,       (100,764)        86,022
                                                                         2003
   Granted Portion             8,100          3.64%          47.17       June 16,        103,923        290,709
                                                                         2003
Thomas J. Stuart:
   Purchased Portion           5,171          2.33%          72.44       June 16,        (64,327)        54,916
                                                                         2003
   Granted Portion             5,171          2.33%          47.17       June 16,         66,344        185,587
                                                                         2003
Dennis R. McGregor:
   Purchased Portion           3,875          1.74%          72.44       June 16,        (48,205)        41,153
                                                                         2003
   Granted Portion             3,875          1.74%          47.17       June 16,         49,716        139,074
                                                                         2003


    ------------------------------------------------------------------------
    ------------------------------------------------------------------------

    (1) The purchased option cost is set at a price in accordance with the 1992 Stock Option Plan, as amended. The purchased option exercise price is set at a beginning average market price per share, net of the purchase cost, increased by a 10% annual rate compounded over five years.

         The granted option exercise price is set at the beginning average market price per share. See EXECUTIVE COMPENSATION PURSUANT TO PLANS
         - STOCK OPTION PLANS.

         Purchased and granted options both vest three years from the date of grant. Options may only be exercised for an equal number of purchased portion shares and granted portion shares.

    (2)  Based upon market value of $42.63 per share at date of grant.

    (3) Mr. Cashman stepped down as Chairman effective March 31, 1996, and received no option grants for fiscal 1996.

OPTION EXERCISES IN FISCAL YEAR 1996 AND
FISCAL YEAR END OPTION VALUE

The following table provides information on option exercises in fiscal year 1996 by the named executive officers and the value of such officers' options at March 31, 1996.




                                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT
                                                                 OPTIONS AT FISCAL YEAR END          FISCAL YEAR END
                                                            ---------------------------------  --------------------------
                                        SHARES         VALUE                        NOT                          NOT
                                      ACQUIRED ON     REALIZED ($) EXERCISABLE    EXERCISABLE  EXERCISABLE ($) EXERCISABLE
          NAME                       EXERCISE (#)                     (#)            (#)                         ($)
- ---------------------             --------------      ---------    --------------------------  --------------------------
                                                                      (1)                         (2)            (2)
John P. Cashman                          N/A            N/A        643,671        160,160    $21,443,079       $825,817

Aleksandar Erdeljan                      N/A            N/A        643,671        200,028     21,443,079        825,817

Nicole S. Williams                       N/A            N/A         52,372         74,152      1,018,658        214,221

Thomas J. Stuart                         N/A            N/A         27,679         44,016        515,000        117,836

Dennis R. McGregor                       N/A            N/A              -         32,138              -         69,063


    ------------------------------------------------------------------------
    ------------------------------------------------------------------------

    (1) A substantial majority of the options now exercisable for Messrs. Cashman and Erdeljan were granted in connection with their interests in the leveraged buy-out of the Company in June, 1989.

    (2)  Based upon market value of $43.88 per share at March 31, 1996.

EXECUTIVE COMPENSATION PURSUANT TO PLANS

The Company maintains certain compensation plans, programs and arrangements for the Company's executive officers and key employees. Set forth below is a brief description of each such plan, program or arrangement under which compensation or other benefits were paid to named executive officers during fiscal 1996 or are proposed to be paid in the future. In addition, set forth below is a brief description of termination of employment and change of control arrangements.

EMPLOYMENT AGREEMENTS

In June 1994, the Company entered into employment agreements with Mr. Erdeljan and Ms. Williams. The agreements each provide for an initial term of employment of one year, automatically renewable thereafter for successive one year periods, unless terminated by either party to the agreement. The annual salary for Mr. Erdeljan under the agreements was established at $632,286 as of June 1, 1994, and the annual salary of Ms. Williams at $213,625. The Compensation Committee may adjust the salary of Mr. Erdeljan or Ms. Williams for subsequent years.

Mr. Erdeljan and Ms. Williams are entitled to participate in stock option plans which have been adopted by the Company (as described below) and in retirement and welfare benefit plans that are in effect or which may be adopted by the Company. In addition, Mr. Erdeljan and Ms. Williams are eligible to participate in the Incentive Compensation Plan as described elsewhere herein.

Pursuant to each of these employment agreements, if the Company terminates the employment of Mr. Erdeljan or Ms. Williams without cause or if Mr. Erdeljan or Ms. Williams terminate for good reason (as set forth in each employment agreement) or if the Company properly notifies Mr. Erdeljan or Ms. Williams of its intention to terminate their employment agreement on the termination date of the term of employment then in effect, the Company must pay the employee a monthly amount for twenty-four consecutive months after termination equal to one-twelfth of the employee's annual average salary for the prior twenty-four months, and also provide welfare plan benefits for twenty-four months in accordance with plan terms. The agreements further provide that in the event of physical or mental disability of Mr. Erdeljan or Ms. Williams (as set forth in each employment agreement), the Company may terminate their employment and shall be obligated for similar benefits; however, such amount will be reduced by any amount received by Mr. Erdeljan, or Ms. Williams, as the case may be, in respect of his or her disability from any employee benefit or disability plans maintained by the Company.

Pursuant to their respective contracts, Mr. Erdeljan and Ms. Williams have agreed to keep confidential all proprietary information relating to the Company's business obtained in the course of employment, and have agreed not to compete with the Company for a period of two years after termination of their respective employment.

Mr. Cashman also entered into an employment agreement with the Company in June 1994, which was subsequently amended and restated in April 1996. Mr. Cashman's amended and restated employment agreement provides for an employment term ending on May 31, 1998. Mr. Cashman's monthly salary under the agreement is $56,389.71, which sum includes up to $5,000 as a reimbursement of monthly office and other expenses related to services Mr. Cashman provides, exclusive of travel expenses.

While Mr. Cashman will not receive any stock options during his employment term, he is entitled to participate in certain of the Company's welfare plans currently maintained by the Company or its affiliates to the extent of his eligibility. Mr. Cashman made an election to waive irrevocably his participation in the R.P. Scherer Corporation Employees' Retirement Income Plan (the "Retirement Income Plan" described below). In lieu of participation in the Retirement Income Plan, the Company contributes annually an amount to a defined contribution retirement plan on behalf of Mr. Cashman, as set forth in the SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1996.

Mr. Cashman's amended and restated employment agreement also provides that in the event he should become disabled, the Company may terminate his employment, but shall be obligated to pay Mr. Cashman his salary through the end of the employment term; however, such payment will be reduced by any amount received by Mr. Cashman, in respect of his disability from any employee benefit or disability plans maintained by the Company or any affiliate. The agreement does not explicitly provide for the Company terminating Mr. Cashman's employment without cause.

RETIREMENT PLANS

RETIREMENT INCOME PLAN

The Retirement Income Plan, a noncontributory qualified pension plan, provides for a defined benefit based on years of service and the employee's highest consecutive five-year average annual compensation. The Retirement Income Plan covers essentially all United States employees of the Company not represented by a collective bargaining agent for which a pension plan has been the subject of good faith bargaining and who meet certain eligibility requirements.

Contributions to the Retirement Income Plan are made by the Company based upon the Participants' annual salaries, plus all other forms of cash compensation (including overtime, bonuses and commissions), and certain actuarial assumptions with regard to funding. During fiscal 1996, the Company accrued aggregate contributions for the Retirement Income Plan in an amount approximating 3.8% of such total compensation.

SUPPLEMENTAL PLAN

In 1994, the limits on the amount of annual compensation that can legally be taken into account for purposes of determining pension benefits under the Retirement Income Plan were significantly reduced (originally $150,000 in 1994, now adjusted for inflation to $157,305, as opposed to $235,840 which was in effect for 1993), and impacted the pensions of key management employees. In order to provide retirement benefits for key management employees based on annual compensation limits in effect prior to 1994, increased thereafter for cost of living, in 1994 the Company adopted the Supplemental Benefit Plan for Key Employees of R.P. Scherer Corporation (the "Supplemental Plan"), a nonqualified benefit plan. The Supplemental Plan provides benefits to key management employees only as designated by the Compensation Committee. Benefits under the Supplemental Plan will be provided pursuant to the same terms as the Retirement Income Plan, provided that the limit on compensation taken into account to determine benefits under the Supplemental Plan will be set at a base of approximately $242,000 in fiscal 1994, thereafter adjusted by a percentage based on cost of living increases, not to exceed 4% annually (the 1996 limit is $254,086). A key management employee's Supplemental Plan benefits will not be subject to Internal Revenue Code limits on annual additions applicable to qualified plans, but are offset by benefits payable to that employee under the Retirement Income Plan.

BENEFITS PAYABLE UNDER THE PLANS

The following table shows annual pension benefits payable on a straight life annuity basis, in various remuneration and years of service classifications, to employees under the Retirement Income Plan and the Supplemental Plan (jointly, the "Plans"), assuming retirement at age 65 in calendar 1996. Benefit amounts are not subject to reduction for Social Security payments. Benefit amounts may be offset by payments made under a prior plan of the Company or a plan sponsored by a foreign subsidiary or affiliate.


                         ANNUAL BENEFIT FOR YEARS OF SERVICE INDICATED
                         ---------------------------------------------


   HIGHEST CONSECUTIVE
   FIVE YEAR AVERAGE ANNUAL     TEN      TWENTY     THIRTY    FORTY
         COMPENSATION          YEARS     YEARS      YEARS     YEARS
- ---------------------------   -------   -------    -------   -------
           $125,000           $17,400   $34,800    $52,200   $67,150
            150,000            21,150    42,300     63,450    81,525
            175,000            24,900    49,800     74,700    95,900
            200,000            28,650    57,300     85,950   110,275
            225,000            32,400    64,800     97,200   124,650
            250,000(1)         34,908    69,816    104,725   134,265
            300,000(1)         34,908    69,816    104,725   134,265
            350,000(1)         34,908    69,816    104,725   134,265
            400,000(1)         34,908    69,816    104,725   134,265
            450,000(1)         34,908    69,816    104,725   134,265
            500,000(1)         34,908    69,816    104,725   134,265


    ------------------------------------------------------------------------
    ------------------------------------------------------------------------

    (1) The Retirement Income Plan has been amended effective January 1, 1994, as required by law, to limit compensation that may be taken into account by such plan after 1993 to $150,000 annually, as adjusted for cost-of-living increases. Accordingly, the Supplemental Plan provides additional benefits based on annual compensation limits in effect prior to the reduction of includible compensation to $150,000, but as increased for cost of living ($254,086 for calendar 1996).

Credited service in the Plans for those individuals listed in SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1996 who are active participants is as follows: Mr. Erdeljan, 14.7 years (including years credited for service from 1978 to 1987 and from 1989 to the present); Ms. Williams, 3.9 years; Mr. Stuart,
5.7 years; and Mr. McGregor, 2.4 years. Mr. Cashman has elected not to participate in the Retirement Income Plan. For purposes of the Plans, the final average compensation of such individuals as of January 1, 1996 was approximately as follows: Mr. Erdeljan, $235,348; Ms. Williams, $235,119; Mr. Stuart, $169,395, and Mr. McGregor, $154,291.

401(K) PLAN
Eligible employees may also participate in a tax-qualified cash or deferred profit sharing plan known as the R.P. Scherer Corporation Savings Plan (the "401(k) Plan"). Under the 401(k) Plan, employees who have met eligibility standards may elect to reduce their annual compensation by up to 15%, to a maximum of $9,240 for the 1996 calendar year, and have the amount of the reduction contributed to the 401(k) Plan. The Company also contributes to the 401(k) Plan on behalf of each participant an additional amount equal to 50% of each participant's pretax contributions, but not to exceed $500. All contributions are fully vested.

INCENTIVE COMPENSATION PLAN

The purpose of the Incentive Compensation Plan is to provide certain key employees of the Company an incentive to promote the maximization of shareholder value over the long term.

The Incentive Compensation Plan is administered by the Committee in conjunction with the full Board of Directors. Under the Incentive Compensation Plan, incentive compensation is directly linked to return generated through the employment of capital. This return, or EVA (as previously defined), is measured individually for each of the Company's major business divisions (each a "Unit") and equals the operating profit generated by each Unit less taxes and the cost of capital employed to generate such profit. The Incentive Compensation Plan rewards designated management employees in each Unit for increases in EVA and penalizes such employees for any decreases in EVA by deducting amounts from an employee's Bonus Bank, as described below.

Management employees who are designated as participants ("Participants") by the Chairman and President of the Company and approved by the Committee are eligible to participate in the Incentive Compensation Plan. Currently approximately 18 employees are Participants in the Incentive Compensation Plan. The Participant(s) of each Unit are eligible to receive an EVA-based award (the "EVA Award") based on the performance of their Unit. The EVA Award each year for a Unit is comprised of two elements: the "Base Award" and the "Improvement Award." The Base Award is equal to a pre-determined percentage of the aggregate annual salary of a Unit's Participants and is earned for an applicable year if the prior year's EVA level for the Unit is achieved. The Improvement Award is based on a percentage of the increase or decrease in EVA from the prior year's EVA. Improvement Awards which exceed a pre-determined percentage of a Participant's base salary are deferred and credited to the Participant's account ("Bonus Bank"). These amounts are subject to loss if subsequent performance deteriorates. One-third of the balance in a Participant's Bonus Bank (if it is positive) is paid out each succeeding year in which a Participant earns a new bonus under the Incentive Compensation Plan. The relationship between EVA achievement and percentages of salary awarded as EVA Award is determined by the Committee.

The Incentive Compensation Plan provides that 25% (or such other percentage set by the Compensation Committee) of the EVA Award for each current year, subject to certain limits, is used to purchase stock options under the Company's 1992 Stock Option Plan (as described below). Once options have been purchased from such portion of a year's EVA Award, and to the extent that options remain available for purchase under the Stock Option Plan, then up to 25% of additional amounts distributed from the Bonus Bank, if any, will be used to purchase such options.

The Board of Directors may amend, suspend or terminate the Incentive Compensation Plan upon the recommendation of the Committee and, as required, with stockholder approval, provided that no such change in the Incentive Compensation Plan will be effective to eliminate or diminish the distribution of any award that has been allocated to a Participant's Bonus Bank prior to the date of such change.

DISCRETIONARY AWARDS

In addition to the EVA Award under the Incentive Compensation Plan, the Committee may, at the recommendation of the Chairman and President, grant to key members of management a discretionary award, generally up to 10% of salary, which is a function of their performance against a pre-determined set of primarily qualitative objectives. The discretionary award is paid in cash following the year in which it is earned.

STOCK OPTION PLANS

1992 STOCK OPTION PLAN

The purpose of the 1992 Stock Option Plan is to aid the Company in retaining and attracting capable management employees and to provide an inducement to such employees to promote the best interests of the Company by enabling and encouraging them to acquire stock ownership in the Company.

The 1992 Stock Option Plan is administered by the Committee, which has the authority to grant options and set the terms and conditions of each grant. The 1992 Stock Option Plan authorizes a total of 1,800,000 shares of Common Stock to be issued upon exercise of options granted thereunder. Under the terms of the 1992 Stock Option Plan any management employee of the Company who is eligible to receive a bonus under the Incentive Compensation Plan or such other management employee designated by the Committee is eligible to receive options under the 1992 Stock Option Plan. Currently, there are 24 participants in the 1992 Stock Option Plan ("Optionee"). The Committee also has the authority to ensure that the 1992 Stock Option Plan complies with foreign law and practices.

Each option grant under the 1992 Stock Option Plan represents the right to purchase a number of shares of Common Stock of the Company and consists of two portions: a purchased portion and a granted portion. The purchased portion for a participating management employee is determined by applying 25% (or such other percentage set by the Committee) of such employee's bonus under the Company's Incentive Compensation Plan (or such other compensation designated by the Committee to be applied to purchase options), to purchase stock options at a cost per share option as determined under the provisions of the Plan. The designated stock price equals the average market value per share of the Common Stock over a two month period which includes the first month of the fiscal year in which the option is granted and the last month of the preceding fiscal year (the

 "Average Stock Price"). The exercise price for the purchased portion is fixed on the grant date and equals the Average Stock Price, net of the purchase cost, increased at a 10% annual rate compounded over five years. The granted portion represents the right to purchase an additional number of shares equal to the number of shares which make up the purchased portion and is exercisable at the Average Stock Price. Options may be exercised in whole or in part, but may only be exercised for an equal number of purchased portion shares and granted portion shares.

Options become exercisable on the third anniversary of the date of their grant, provided that the Committee may accelerate the time at which any option may be exercised. Each option granted under the 1992 Stock Option Plan will expire on the day following the seventh anniversary of the date when granted, unless such option shall have expired earlier under the provisions of the Plan or the Committee shall have extended the time in which such options may be exercisable.

The Board of Directors may amend or terminate the 1992 Stock Option Plan, but may not (i) without the consent of the Optionees, alter or impair any rights or obligations under any option theretofore granted, or (ii) make any alternation in the 1992 Stock Option Plan that would cause the 1992 Stock Option Plan to fail to comply with any requirement of applicable law or regulation, if such revision or amendment were not approved by the stockholders of the Company, unless and until stockholder approval of such revision or amendment is obtained.

Options to purchase a total of 222,239 shares are to be granted under the 1992 Stock Option Plan for fiscal 1996. For such fiscal 1996 grants, the purchased portion, costing $2.19 each, is exercisable at $72.44 per share, and the granted portion is exercisable at $47.17 per share. For persons named in the SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1996 and all executive officers as a group, the following options were granted under the 1992 Stock Option Plan (as amended), all for fiscal 1996: Aleksandar Erdeljan, 39,868 shares; Nicole S. Williams, 16,200 shares; Thomas J. Stuart, 10,342 shares; Dennis R. McGregor, 7,750 shares; and all executive officers as a group, 74,160 shares. No options were granted to Mr. Cashman in fiscal 1996. A total of 148,079 share options were granted to other non-executive officer employees for fiscal 1996. No compensation expense was recorded by the Company in connection with the 1992 Stock Option Plan for fiscal 1996. A total of 59,716 options for common stock remain available for future grant under the 1992 Stock Option Plan.

As of July 22, 1996, the last sale price of the Common Stock on the New York Stock Exchange was $40.88 per share.

1990 STOCK OPTION PLANS

The Company implemented three Stock Option Plans in November 1990: the 1990 Nonqualified Stock Option Plan, the 1990 Nonqualified Performance Stock Option Plan A, and the 1990 Nonqualified Performance Stock Option Plan B (collectively, the "1990 Stock Option Plans") A total of 1,239,612 options for shares of Common Stock were authorized for issuance to key management personnel under the 1990 Stock Option Plans. As a group, all current executive officers hold 998,186 options under the 1990 Stock Option Plans.
The 1990 Stock Option Plans are administered by the Committee. Each option granted under the 1990 Stock Option Plans will expire no later than the day following the 10th anniversary of the date granted, unless such option shall have expired earlier under the provisions of the 1990 Stock Option Plans. Options granted under the 1990 Stock Option Plans, as amended, may be transferred by an Optionee to a grantor trust under certain conditions, if the transfer is approved by the Compensation Committee. The Board of

Directors may alter or amend the 1990 Plans or alter or amend any and all Option Agreements thereunder; provided, that no such action may alter the provisions of any outstanding Stock Option Agreement to the detriment of an Optionee without the Optionee's consent.

During fiscal 1996, no options were granted, and 50,142 options were exercised, leaving 1,034,841 options outstanding at year-end. All options granted under the 1990 Stock Option Plans have an exercise price of $5.49 per share. No commitments exist to exercise any options granted under the 1990 Stock Option Plans and the Company has no present plans to grant the remaining Options authorized for the 1990 Stock Options Plans. No compensation expense was recorded for the 1990 Stock Option Plans in fiscal 1996.
As of July 22, 1996, the last sale price of the Common Stock on the New York Stock Exchange was $40.88 per share.

FEDERAL INCOME TAX CONSEQUENCES OF THE 1992 AND 1990 STOCK OPTION PLANS

The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. participants in the Company's stock option plans. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances.

The grant of an option generally will not result in taxable income to the Optionee at the time of grant. In general, upon the exercise of options by the payment of cash, the Optionee will recognize ordinary income (and the Company will be entitled to a deduction if certain withholding requirements are met, subject to deductible limits on executive compensation under Section 162(M) of the Internal Revenue Code, where applicable) in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price.

Any subsequent disposition of the shares acquired pursuant to an option will result in gain or loss to the Optionee in an amount equal to the difference between the sale price and the Optionee's basis in the Common Stock at the date of exercise. An Optionee's basis for the Common Stock for purposes of determining his gain or loss on subsequent disposition of the shares generally will be the fair market value of the Common Stock on the date of exercise of the Option.

Pursuant to the terms of the 1992 and 1990 Stock Option Plans, the time at which options may be exercised due to a merger, consolidation or other reorganization of the Company with or into another entity may be accelerated. Under certain circumstances, such acceleration may result in an excess parachute payment and the imposition of an excise tax payable by the Optionee and the loss of a deduction to the Company under Section 280(G) of the Internal Revenue Code with respect to any amounts which are deemed to be excess parachute payments.

MATTERS TO BE VOTED UPON

ELECTION OF DIRECTORS

There are currently seven members of the Board of Directors whose names and background information are described above under DIRECTORS. All of the current members of the Board of Directors are nominated to be re-elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and have qualified. The persons named in the accompanying proxy will vote all shares for which they have received proxies for the election of the nominees unless contrary instructions are given. In the event that any nominee should become unavailable, shares will be voted for such other person or persons as may be nominated by management. Management has no reason to believe that nominees will be unable to serve. Directors are elected by plurality vote.


RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors has appointed Arthur Andersen LLP to audit the accounts of the Company for the fiscal year ending March 31, 1997, subject to the ratification of such appointment by the affirmative vote of holders of a majority of the outstanding shares entitled to vote at the Annual Meeting. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1997. THE VOTE REQUIRED FOR SUCH RATIFICATION IS A FAVORABLE VOTE OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES PRESENT IN PERSON OR BY PROXY AND ENTITLED TO BE VOTED AT THE ANNUAL MEETING.

OTHER MATTERS

The Company does not know of any business other than that described above to be presented for action to the stockholders at the meeting, but it is intended that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein as attorneys-in-fact and agents unless contrary instructions are received.

The cost of this solicitation will be borne by the Company. Proxies may be solicited by personal interview, telephone and telegraph, as well as by use of the mails. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that connection. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration.

The Annual Report of the Company for the fiscal year ending March 31, 1996, including certified financial statements, has been furnished to all persons who were stockholders of record of the Company on the record date for the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder during business hours, for any purpose germane to the meeting, from August 27, 1996 through September 12, 1996 at the World Headquarters of R.P. Scherer Corporation, 2075 West Big Beaver Road, Troy, Michigan 48084.
                                          19

PROPOSALS OF SECURITY HOLDERS

A proposal by a security holder intended to be presented at the Company's next annual meeting of stockholders and to be included in the proxy statement therefor must be received at the Company's principal executive offices at 2075 West Big Beaver Road, Troy, Michigan 48084, to the attention of the Corporate Secretary, no later than April 24, 1997.


AVAILABILITY OF FORM 10-K

    THE COMPANY WILL PROVIDE TO ANY STOCKHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST OF SUCH STOCKHOLDER, A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE ADDRESSED TO: NICOLE S. WILLIAMS, CORPORATE SECRETARY, R.P. SCHERER CORPORATION, 2075 WEST BIG BEAVER ROAD, P.O. BOX 7060, TROY, MICHIGAN 48007-7060.



                PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT

                      PROMPTLY IN THE ENCLOSED REPLY ENVELOPE TO

                         WHICH NO POSTAGE NEED BE AFFIXED IF

                             MAILED IN THE UNITED STATES.






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

                              R.P. SCHERER CORPORATION
                          ANNUAL MEETING OF SHAREHOLDERS
P                               SEPTEMBER 11, 1996

R Revoking any prior appointment, the undersigned hereby appoints A. Erdeljan and N. Williams and each of them, attorneys-in-fact and
O agents with power of substitution, to vote as Proxy for the undersigned as herein stated, at the Annual Meeting of Stockholders of R.P. Scherer
X       Corporation to be held at The Regency Hotel (Park at 61st Street),
        540 Park Avenue, New York, New York on September 11, 1996, beginning at
Y 11 A.M. local time, and at any adjournment thereof, with respect to the number of shares of common stock of R.P. Scherer Corporation the undersigned would be entitled to vote if personally present.

        Election of Directors, Nominees:
        John E. Avery, Aleksander Erdeljan, Frederick Frank,
        Lori G. Koffman, Louis Lasagna, Robert H. Rock, James A. Stern

        (change of address)

        ________________________________________

        ________________________________________

        ________________________________________

        ________________________________________
        (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. The Proxies cannot vote your shares unless you sign and return this card.

SEE REVERSE SIDE



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

/X/  Please mark your                  SHARES IN YOUR NAME
     votes as in this
     example.


                                       FOR          WITHHELD
                                       / /            / /
1. Election of Directors
 (see reverse)


For, except vote withheld from the
following nominee(s):

____________________________________

                                       FOR     AGAINST      ABSTAIN
                                       / /       / /          / /
2. Ratification of the
   appointment of auditors
   for Fiscal 1997.


                                       FOR     AGAINST      ABSTAIN
                                       / /       / /          / /
3. In accordance with their
   discretion on any other
   matters which may properly
   come before the meeting.

Change
  of             / /
Address


Attend           / /
Meeting


The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated July 26, 1996.


When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

SIGNATURE(S) ________________________________ DATE _____________

                  PLEASE MARK, SIGN, DATE AND
                RETURN THIS PROXY CARD PROMPTLY
                 USING THE ENCLOSED ENVELOPE.

SIGNATURE(S) ________________________________ DATE ________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                INDEX TO EXHIBITS

EXHIBIT DESCRIPTION                                                        PAGE

Exhibit 10.1 - Amended and Restated Employment Agreement dated as of April 1,
               1996, between John P. Cashman and R.P. Scherer Corporation



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